EXHIBIT 99.1
NEWS RELEASE

Visa Appoints Chris Suh as New Chief Financial Officer

San Francisco, CA - June 20, 2023 - Visa (NYSE: V) today announced the appointment of Chris Suh as Chief Financial Officer (CFO). Suh, who succeeds longstanding Visa CFO Vasant Prabhu, will serve as CFO Designate from July 10 until August 1, when he will assume full responsibility for the role. As previously announced, Prabhu will depart the Company on Sept. 30, 2023, after assisting in a smooth transition.

Suh joins Visa from Electronic Arts (EA), where he held the role of Chief Financial Officer. He will report to Visa Chief Executive Officer Ryan McInerney and sit on the Company’s global leadership team. Suh will be responsible for Visa’s financial strategies, planning and reporting, in addition to all finance operations and investor relations.

Prior to EA, Suh was the Corporate Vice President and Chief Financial Officer of the Cloud + AI group at Microsoft, where he oversaw the rapid growth and transformation of the Azure and Dynamics businesses. During his more than 25-year tenure at Microsoft, Suh served in a variety of senior finance roles, including five years leading investor relations, and played a critical role in the company’s growth as a cloud-first business.

“I am delighted to welcome Chris to Visa’s leadership team,” said McInerney. “His deep experience in finance and technology, plus his leadership in growing and scaling businesses, will be extraordinarily valuable to us as we continue to drive growth and better serve our clients around the world.”

Suh said, “Visa is an incredible brand and the company has a great culture. I have long admired Visa’s history of innovation and industry leadership and I’m excited to play a part in shaping the future of payments around the globe.”

McInerney added, “We are grateful to Vasant for his outstanding strategic and financial leadership over the past eight years. He has had a remarkable career, and we wish him the very best in his next chapter.”

About Visa
Visa (NYSE: V) is a world leader in digital payments, facilitating transactions between consumers, merchants, financial institutions and government entities across more than 200 countries and territories. Our mission is to connect the world through the most innovative, convenient, reliable and secure payments network, enabling individuals, businesses and economies to thrive. We believe that economies that include everyone everywhere, uplift everyone everywhere and see access as foundational to the future of money movement. Learn more at Visa.com.

Contacts:
Media Relations
Constantine Panagiotatos, +1 650-432-2990, Press@visa.com
Investor Relations
Jennifer Como, +1 650-432-7644, InvestorRelations@visa.com